Exhibit 99.1

FIRST                                             22 West State Street
KEYSTONE                                          Media, PA 19063
FINANCIAL, INC.                                   610-565-6210

                       FOR IMMEDIATE RELEASE
                       ---------------------
CONTACT:  THOMAS M. KELLY, PRESIDENT
          (610) 565-6210

                FIRST KEYSTONE FINANCIAL ANNOUNCES
               FOURTH QUARTER AND YEAR END RESULTS

     Media, PA November 12, 2003 - (NASDAQ: FKFS) First Keystone Financial, Inc., the holding company for First Keystone Bank (the "Bank") announced today earnings for the quarter and year ended September 30, 2003. Net income for the fourth quarter was $600,000, or $0.29 per diluted share, compared to $645,000, or $0.32 per diluted share, for the same period last year. For the year ended September 30, 2003, the Company earned $2.7 million, or $1.35 diluted per share as compared to $2.7 million, or $1.34 per diluted share for the prior fiscal year.

     Net interest income for the three months and fiscal year ended September 30, 2003 decreased $623,000, or 17.5%, and $705,000, or
5.2%, respectively, by comparison to the same periods a year ago. For the quarter ended September 30, 2003, interest income decreased $1.0 million, or 13.4%, which was partially offset by a decrease in interest expense of $370,000, or 9.6%. For the three and twelve months ended September 30, 2003, the decline in net interest income was primarily due to the decrease in interest income resulting from the reduction in the weighted average yield earned on interest-earning assets being greater than the increased interest income due to increased balances in interest earning assets.

     The Company's net interest margin decreased to 2.33% and 2.64% for the three and twelve months ended September 30, 2003 from 3.05% and 2.95% for the same periods last year. On a linked quarter basis, the net interest margin decreased 11 basis points from 2.44% for the three months ended June 30, 2003. The net interest margin compression during the quarter was primarily a result of high levels of repayments from loan refinancings combined with the accelerated premium amortization of mortgage-related securities.

     "Although the prolonged historically low interest rate environment has put increasing pressure on our net interest margin and earnings, the Company has still maintained earnings while increasing our core deposit base and non-interest income. With the economy showing signs of improvement, we expect that commercial loan demand will increase thereby improving our margins and returns. The Company continues to focus on increasing non-interest related income and gaining market share. Our expansion of our Willowdale branch to a free standing full service office will increase market presence in the rapidly expanding southern Chester County market while the addition of our Aston Branch solidifies our market presence in the Delaware County Area," Donald S. Guthrie, Chairman and Chief Executive Officer of the Company said.


     Non-interest income increased $93,000 and $883,000 for the three and twelve months ended September 30, 2003 from the same period last year. The increase in the fourth quarter was primarily due to an increase in service charges and other fees and in the cash surrender value of certain insurance policies held by the Bank to fund retirement benefit plans partially offset by a decrease in the gain on sales of loan and other income.

     Non-interest expense decreased $595,000, or 16.4%, and $215,000, or 1.8%, for the quarter and year ended September 30, 2003 respectively, compared to the same periods last year. The decrease for the quarter ended September 30, 2003 was primarily attributable to a settlement of a lawsuit which occurred in the prior year's quarter. In addition, non-interest expense during the fourth quarter decreased $55,000 and $121,000 in data processing and other non-interest expenses, respectively, partially offset by increases of $47,000, $33,000 and $30,000 in compensation and employee benefits, occupancy and equipment and professional fees, respectively.

     The Company's total assets increased to $558.7 million at September 30, 2003 from $518.3 million at September 30, 2002. Mortgage-related securities available for sale increased to $124.7 million, a $39.0 million, or 45.5%, increase at September 30, 2003 mainly due to the Company's reinvestment of cash flows from the loan and investment securities portfolio and leveraging the assets from fiscal year 2002. Such growth was funded through deposit growth and, to a lesser extent, the use of Federal Home Loan Bank advances. The asset growth was partially offset by a decrease in loans receivable from $288.8 million to $286.5 million at September 30, 2003. Total deposits increased $31.9 million, or 9.6%, to $362.6 million at September 30, 2003 from $330.8 million at September 30, 2002. At September 30, 2003, core deposits increased by 29.3 million, or 19.0%, to $183.9 million compared to September 30, 2002. Stockholders' equity decreased slightly primarily due to the repurchase of stock and the payment of dividends offset partially by net income of $2.7 million.

     Total non-performing assets were $3.0 million at September 30, 2003 as compared to $4.0 million at June 30, 2003 and $5.4 million at September 30, 2002. The Company's ratio of non-performing assets to total assets was 0.53% at September 30, 2003 compared to 1.04% at September 30, 2002. Included in the non-performing assets at September 30, 2002 was a $1.3 million commercial real estate loan which subsequent to year-end has returned to current status.

     Certain information in this release may constitute forward-looking statements as that term is defined in the Private Securities Litigation Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those estimated due to a number of factors. Persons are cautioned that such forward-looking statements are not guarantees of future performance and are subject to various factors, which could cause actual results to differ materially from those estimated. These factors include, but are not limited to, changes in general economic and market conditions and the development of an interest rate environment that adversely affects the interest rate spread or other income from the Company's and the Bank's investments and operations. The Company does not undertake and specifically disclaims any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

     First Keystone Bank, the Company's wholly owned subsidiary, serves its customers from seven full-service offices in Delaware and Chester Counties.

                 FIRST KEYSTONE FINANCIAL, INC.
                    SELECTED OPERATIONS DATA
              (In thousands except per share data)
                           (Unaudited)

                                                    Three Months Ended      Fiscal Year Ended
                                                      September 30,           September 30,
                                                ---------------------------------------------
                                                     2003        2002        2003       2002
                                                ---------------------------------------------
Net interest income                                 $2,937      $3,560     $12,876    $13,581
Provision for loan losses                              130         135         715        540
Non-interest income                                    952         859       3,106      2,223
Non-interest expense                                 3,027       3,622      11,875     12,090
                                                ----------------------------------------------
Income before taxes                                    732         662       3,392      3,174
Income tax expense                                     132          17         653        448
                                                ----------------------------------------------
Net income                                            $600        $645      $2,739     $2,726
                                                ==============================================
Basic earnings per share                             $0.32       $0.34       $1.44      $1.42
Diluted earnings per share                            0.29        0.32        1.35       1.34
Dividends per share                                   0.10        0.09        0.40       0.36
Number of shares outstanding at end of period    1,925,337   2,008,611   1,925,337  2,008,611
Weighted average basic shares outstanding        1,889,132   1,901,737   1,901,682  1,915,818
Weighted average diluted shares outstanding      2,035,757   2,026,408   2,028,992  2,033,918
______________________________________________________________________________________________

                    SELECTED FINANCIAL DATA
             (In thousands except per share data)
                            (Unaudited)
                                                          September 30,  September 30,
                                                               2003          2002
                                                          ----------------------------
Total assets                                                 $558,695      $518,346
Loans receivable, net                                         286,471       288,776
Investment securities and mortgage-related securities         202,356       166,298
Cash and cash equivalents                                      22,049        24,623
Deposits                                                      362,644       330,765
Borrowings                                                    136,270       126,384
Loan loss allowance                                             1,986         2,358
Company-obligated mandatorily redeemable preferred securities  20,843        20,880
Total stockholders' equity                                     32,388        32,795
Book value per share                                           $16.82        $16.33
______________________________________________________________________________________________

                      OTHER SELECTED DATA
                              (Unaudited)
                                                        At or for the      At or for the
                                                     Three Months Ended  Fiscal Year Ended
                                                        September 30,      September 30,
                                                     -------------------------------------
                                                         2003     2002     2003      2002
                                                     -------------------------------------
Return on average assets (1)                            0.44%    0.51%    0.51%     0.54%
Return on average equity (1)                            7.48%    8.20%    8.39%     8.77%
Interest rate spread (1) (2)                            2.19%    2.84%    2.46%     2.72%
Net interest margin (1) (2)                             2.33%    3.05%    2.64%     2.95%
Interest-earning assets/interest-bearing liabilities  105.33%  106.61%  106.06%   106.54%
Operating expenses to average assets (1)                2.20%    2.89%    2.22%     2.41%
Ratio of non-performing assets to total assets at
    end of period                                       0.53%    1.04%    0.53%     1.04%
Ratio of loan loss allowance to non-performing assets
    at end of period                                   66.73%    43.78%  66.73%    43.78%

____________________________
(1)    Annualized for the three month periods.
(2)    Adjusted for the effects of tax-free investments.